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                                                                    EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
ClubCorp, Inc.:

We consent to incorporation by reference in the registration statement (Nos. 33-96568, 33-89818, 333-08041, 333-57107 and 333-52612) on Form S-8 of ClubCorp,
Inc. of our report dated February 22, 2002, with respect to the consolidated balance sheet of ClubCorp, Inc. and subsidiaries as of December 26, 2000 and December 25, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 25, 2001, which report appears in the December 25, 2001 annual report on Form 10-K of ClubCorp, Inc. Our report refers to a change in the method of accounting for derivative and hedging instruments.



                                                              KPMG LLP

Dallas, Texas
March 21, 2002